BASIC TECHNOLOGIES, INC. (OTCBB-BTEC)
1026 West Main, Suite 104
Lewisville, TX 75067
Tel 972-436-3789 Fax 972-219-1832
www.basictech.com

LETTER OF UNDERSTANDING

December 13, 2001

STRICTLY CONFIDENTIAL

Gary L. Brown
Rover Telecom Corporation
1420 Westbrook Drive
Sarasota, Florida

Dear Mr. Brown:

       This Letter of Understanding will set forth our understanding of the agreement and timetable with respect to your proposed reorganization of Basic Technologies, Inc. ("Basic" or the "Company").

       Two of the current members of the Basic Board of Directors shall immediately resign and be replaced by yourself and Steve Jesson.

       The Board will then convene a special meeting for the purpose of accepting resignations and appointing new members, and :

*	Review and take all actions necessary for normal and ordinary business as of December 4, 2001.
*

Reviewing the corporate history of the company and pass a resolution to ratify all acts of this or any other previous Board; and ratify all actions of any current or previous officer of the Company; and to bind the Company to hold harmless, and in all manners be the primary defense of any of the current or previous members of the Board or current or previous officers of the Company, in any matter in any way related to the Company.

*

The Board will authorize the Company to exercise immediate and reasonable efforts to cause Basic to form and organize a new wholly-owned subsidiary ("Newco"), into which Basic shall transfer and assign ("Dropdown") all of Basic's interest in the equity securities of all six of its subsidiaries: Yankee Development Corporation, a Texas corporation, Simpco, Inc., P&A Remediation, LLC, a Texas limited liability company and P&A Remediation, LLC, an Oklahoma limited liability company, Oil Field Junk.com, LLC, a Texas limited liability company (hereafter collectively the "Basic Oil Subsidiaries"); Cyber Cities Technologies, Inc., (hereafter the "Basic Internet Subsidiary") Once formed and organized, Newco shall have prepared audited financial statements in accordance with the requirements of Regulation SB, Item 310, and shall prepare and file a Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") registering for distribution to the currently existing shareholders of Basic, pro rata, under the Securities Act all of the issued and outstanding shares of Newco common stock. This transaction will be in the nature of a spinoff of Newco shares to the Basic shareholders and is intended to result in Newco becoming a new publicly reporting and trading company under the Securities Exchange Act of 1934. It is understood that all costs and expenses incurred in connection with the Newco spinoff shall be borne by Brown and Brown's group of investors. (Please see NEWCO Exhibit "A" attached and made a part hereof).

*	Holding an election of new corporate officers by the newly comprised Board of Directors, due to the then resignation of the executive officers of the Company.

       The executive officers of Basic shall resign and shall be replaced with yourself being elected to serve as Chief Executive Officer and President and Steve Jesson to be elected to serve as Chief Operating Officer of Basic.

       As Basic's executive officers, you and Mr. Jesson will be charged to undertake the following:

*

You will exercise reasonable efforts to have Basic develop its internet and communications businesses by the acquisition of one or more of the assets and properties of certain identified Internet Service Providers ("ISPs"), including certain ISPs owned and operated by Inforum Communications, Inc., LineShark Communications, Inc. and Breakfree Communications, Inc. In addition, you shall attempt to negotiate reasonable terms for the acquisition by Basic of Metropolitan Area Network. The terms and conditions of such acquisitions shall be subject to the determination and approval of the Basic Board of Directors.

*

You will exercise reasonable efforts to ensure all facets of the Company's activities with regard to legal organization, SEC and NASD OTCBB registration, and spinoff of NEWCO to the existing shareholders of the Company are given immediate attention to be completed to the final product of NEWCO being an OTCBB listed and actively trading fully reporting company (or the current position of BTEC today) as soon as is reasonably possible. .

*

In consideration of your actions in arranging certain strategic acquisitions described above, you and Mr. Jesson shall each be issued 1,000,000 restricted shares of Basic common stock, in trust. The shares of common stock issued to you and Mr. Jesson shall be deemed lawfully and validly issued and outstanding, but shall be subject to possible forfeiture in accordance with the acquisition targets of the Company described below.

       Within 150 days from the date that you and Mr. Jesson are elected to the Board, it is understood that Basic shall exercise reasonable efforts to execute definitive agreements to consummate at least two acquisitions representing aggregate annual revenues of at least $4,000,000. In the event Basic's acquisition agreements represent less than $4,000,000 in annual revenues, then you and Mr. Jesson shall forfeit a proportion of your Basic shares equal to the proportion that the acquisitions fall below the $4,000,000 minimum. In the event that any of the activities described in this letter of understanding do not come to pass, you agree that you will be primarily liable for any expenses that the Company incurs in correcting the reorganization process described herein.

       Subject to the completion by the parties of the matters set forth in this Letter of Understanding, The Shelton Voting Trust agrees to sell to Brown or his designee, or grant an option to Brown or his designee to purchase, approximately 5.0 million shares of Basic common stock at a price of $.02 per share.

       It is understood and agreed by all concerned that the interpretation of this 'Letter of Understanding' as a 'Letter of Intent' shall be contingent upon the simultaneous execution of a separate agreement consisting of a letter of intent for the Company (BTEC) to purchase the equity securities of Cyber Cities back from the newly created and spunoff NEWCO under (previously negotiated) terms acceptable to both parties.

       Please see additional TERMS AND CONDITIONS Exhibit "B" (Interpretation of this 'letter of understanding' as a 'Letter of Intent'), attached hereto and made a part hereof.

If the foregoing terms correctly state our understanding, please indicate your acceptance by signing on the line indicated below and return to us a fax counterpart of your signature.

Sincerely,
BASIC TECHNOLOGIES, INC.
By: /s/ Bryan L. Walker Its: President and Chief Executive Officer

AGREED TO AND ACCEPTED
THIS 13TH DAY OF DECEMBER, 2001

__________________________________
     Gary L. Brown

NEWCO Exhibit "A"
A.	Brown or Brown's group of investors, legal staff, or representatives shall be responsible for the legal and auditing costs of the Newco spinoff.
B.

The Board of Directors of Newco shall be the persons currently serving as the Board of Directors of Basic; and the executive officers of Newco shall be the persons currently serving as executive officers of Basic. Upon the formation and organization of Newco, Newco shall be operated as a separate entity under the direction and control of its Board of Directors.

C.

Brown shall develop and obtain commitments for strategic business relationships, management formation, license agreements and/or merger or acquisition commitments under the direction, supervision and control of the Basic Board of Directors upon terms and conditions satisfactory to Newco and Basic.

D.

As soon as practicable following the execution of this Letter of Intent and the formation and organization of Newco, Newco shall cause to be prepared and completed audited financial statements, accompanied by a report of independent certified public accountant, containing an audited balance sheet of Newco for a minimum of one fiscal year, as well as statements of operations for Newco for a minimum of two fiscal years, which financial statements and the report of auditor shall in all respects comply with the requirements of Regulation SB and other applicable laws and regulations. All costs and expenses incurred in connection with the preparation of the audited financial statements of Newco shall be paid by Brown and Brown group of investors.

E.

Concurrently with the preparation of the Newco audited financial statements, Newco shall prepare for filing with the Securities and Exchange Commission a Registration Statement (the "Registration Statement") registering for distribution under the Securities Act of 1933, as amended (the "Securities Act"), all of the Newco Shares deposited in the Spinoff Trust, to the shareholders of Basic as of a record date to be determined in accordance with Rule 10b-17 under the Exchange Act. In addition to the preparation and filing of such Registration Statement, Newco shall prepare and file a Registration Statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), registering the Newco shares under Section 12(g) of the Exchange Act. All costs and expenses incurred in connection with the preparation and filing of the Registration Statements shall be paid by Brown and Brown group of investors.

F.

Concurrently with the preparation and filing of the Registration Statements under the Securities Act and the Exchange Act, Brown shall exercise reasonable efforts to cause one or more broker-dealers to have prepared and filed an Application on Form 211 to have the Newco shares listed for quotation on the OTC Electronic Bulletin Board (the "Bulletin Board"). All costs and expenses incurred in connection with the preparation and filing of the Form 211 shall be paid by Brown and Brown group of investors.

TERMS AND CONDITIONS Exhibit "B"
(Interpretation of this 'letter of understanding' as a 'Letter of Intent')

.	All of the shares of Basic common stock issuable to the Brown Group shareholders shall be "restricted securities" under the Securities Act of 1933, as amended (the "Securities Act").

Upon the execution by and return to Basic of this Letter of Understanding, Basic's new counsel shall prepare three formal agreements referred to earlier, containing provisions in accordance with this Letter of Understanding, together with such further appropriate terms and conditions as we may mutually determine. The agreement shall be subject, in all respects, to the approval of all parties thereto. The agreement shall specify the closing date, which shall be not later than January 31, 2002, unless otherwise agreed, and shall contain the normal and usual warranties and indemnities respecting the parties, including, without limitation: adequacy of public disclosure and compliance with applicable securities laws, absence of undisclosed liabilities; taxes and litigation; operation of the business in compliance with all laws; completeness and accuracy of financial statements and tax returns; disclosure of all material information, etc.

From and after the date hereof and until the conclusion of the contemplated agreement or the termination of negotiations in connection therewith:
A.

The parties and their representatives shall have, at times agreed to by the other party, access to the management, premises, books and records of the other party, and the disclosing party shall furnish to the other party and its representatives such financial and operating data, and such other information with respect to its business and properties as the other party shall, from time to time, request.

B.

It is, of course, understood that all such access, investigation and contacts shall be conducted by the other party and its representatives in such manner as not to interfere unduly with the normal conduct of the disclosing party's business and, further, the other party shall keep confidential and shall not use any information (unless the party having received the information can conclusively establish that the identical information was available from public or published information or trade sources, or previously within the other party's knowledge, through no fault of the receiving party) obtained from the disclosing party concerning the disclosing party's operations and business, business plan, strategic information, financing sources, and acquisition plans and will return all such information, together with all notations and other documents and materials prepared using such information, to the disclosing party on request. If the party receiving the confidential information is compelled by law or judicial process to disclose any such information, it shall, to the extent practicable, provide notice to the disclosing party, of such requirement and an opportunity to seek a protective order or other appropriate safeguards of the information.

.	The execution of the agreements shall be subject to the following conditions:
A.

A favorable review by each party's counsel of the corporate status of the other party and the other party's good and marketable title to their property. Each shall provide to the other UCC-1, Judgment and Tax Lien Search Reports which shall in all respects be acceptable to the other party and its legal counsel.

	B.	Each party, its investment bankers, counsel, consultants and auditors shall have completed a satisfactory due diligence investigation of the other party.
	C.	This transaction shall have received the approval of the Board of Directors of Basic.
.	The consummation of the agreement shall be subject to the following conditions:
A.

Basic through its newly engaged counsel and newly elected executive officers shall have filed and otherwise complied with all reporting requirements imposed by or on account of any federal or state securities laws or regulations thereunder including, without limitation, all reporting requirements of sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

	.	To the extent required by law, the agreement shall have received the approval of state and federal regulatory authorities.
.

Prior to closing, the 11/15/01 stockholders of Basic shall own no more than 7,879,922 shares of common stock. It is understood and agreed that this total includes 850,000 shares held in treasury. Any shares issuable upon exercise of outstanding options, warrants and other securities convertible into or exercisable to purchase shares of Basic common stock ("Fully Diluted Securities") (which number includes only currently outstanding Fully Diluted Securities) shall remain unexercised obligations of Basic, with no modifications to existing terms of such outstanding options, warrants, or other agreements.

After the Newco spinoff, Basic shall have no liabilities associated with the Basic Subsidiaries as of the closing date for which it is not indemnified by the Basic Subsidiaries to be spun-off.
.

Until January 31, 2002, and provided that this Letter of Intent shall not have been terminated in accordance with the terms hereof, Basic shall not without the consent of Brown, (x) offer, either directly or through an agent, or solicit, discuss or negotiate, or in any other way facilitate or encourage, either directly or through an agent, with any other firm or individual, a merger, acquisition, purchase of stock or sale of assets or other business combination; or (y) issue any additional options, warrants or other equity securities of Basic; (z) take any other action or incur any indebtedness or liability outside the ordinary course of business or make any change in any insurance liability or omissions policy currently in effect. Basic shall have the right to incur indebtedness or liabilities through its subsidiaries which will be spun off. Until January 31, 2002, and provided that this Letter of Intent shall not have been terminated in accordance with the terms hereof, Brown shall not, without the consent of Basic, offer, either directly or through an agent, or solicit, discuss or negotiate, or in any other way facilitate or encourage, either directly or through an agent, with any other firm or individual, a merger, acquisition, or other business combination with a public company that is inconsistent with the purposes of this transaction.

It is understood that Basic is a public company, and, therefore, may be required to make appropriate public announcements of this transaction. The form and substance of any such announcement shall be prepared in conjunction with the required regulatory filings by Basic's newly appointed legal counsel, before dissemination, be subject to the prior written approval of Brown. In addition, Basic shall not disclose in any such public announcement, or otherwise, the name or information sufficient to identify, the name of any acquisition candidate of Basic until Brown shall have entered into a definitive agreement with such acquisition candidate or shall have otherwise obtained the consent of such acquisition candidate to such disclosure . No other announcements, except as may be required in the opinion of legal counsel to comply with applicable disclosure laws(which shall, in any event be subject to the prior written approval of Brown), shall be made regarding the transaction by any party without the express written approval of the other party. Basic and Brown acknowledge that they may obtain non-public information concerning each other. Each agrees not to disclose such information or act upon same in violation of the applicable securities laws.

.

Brown acknowledges that he, together with his associates / investors / insiders, directors, officers, employees and representatives who are apprized of this matter have been advised that the United States securities laws prohibit any person who possesses or is in privy with a person who possesses material non-public information about a company from purchasing or selling securities of such company. Brown, for himself, its directors, officers, employees and representatives who are apprized of this matter, agrees that it will not directly or indirectly, in any manner, acquire or attempt to acquire, for a period of 120 days from (i) the date of this Letter of Intent, (ii) the termination of this Letter of Intent, or (iii) subject to the execution of a definitive agreement, the consummation of a transaction between the parties, whichever occurs later, any securities of Basic except pursuant to a transaction approved by the Board of Directors of Basic and its legal counsel.

Neither party shall unilaterally contact the customers, creditors or shareholders of the other party and Basic shall not contact the shareholders or management of any acquisition candidate of Brown without the prior consent of the other party.

Brown shall bear all expenses relating to this transaction including, but not limited to, legal fees, accounting fees, finder's fees and the like; provided, however, that Brown shall not be liable for any expenses incurred by Basic in excess of $5,000.

This Letter of Intent, and any and all other agreements, documents or certificates to be entered into by the parties with respect to the subject matter hereof, may be executed in multiple counterparts. Each such executed counterpart shall be considered an original, and taken together, shall constitute one and the same document. Any signature, notice or other communication with respect to the subject matter hereof may be given by telex, telecopy or other facsimile transmission, the transmission of which shall be concurrently or immediately followed by delivery (personal or by express mail) of an original thereof, and the party receiving a facsimile transmission shall be entitled to rely upon such facsimile to the same extent as if it were an original.

It is understood that this Letter of Intent, when executed by all the parties hereto, merely constitutes a statement of our mutual intentions with respect to the acquisition of Brown's potential candidates by Basic, does not contain all matters upon which agreement must be reached in order for the merger to be consummated, and, therefore, does not constitute a binding commitment with respect to the merger itself; provided, however, that the respective obligations of Basic and Brown shall be binding upon them, respectively, when this Letter of Intent shall be executed by both Basic and Brown. A binding commitment with respect to the acquisition itself will result only from actions of Brown & Jesson as Directors of Basic, subject to the conditions expressed herein.

This Letter of Intent and any and all obligations of the parties shall terminate upon the first to occur of (x) mutual agreement of the parties; (z) written notice of either party, with or without any cause or reason whatsoever, at any time before January 31, 2002. Notice of termination shall be sufficient if sent by any of the following means: U.S. certified mail, Federal Express (or similar means), personal delivery, facsimile or similar electronic transmission, and shall be effective upon transmittal in any of the foregoing manners. Notwithstanding termination, however, the obligations of the parties insofar as they pertain to the maintenance of confidentiality and non-use of information , public announcements and each party's obligation to bear its own expenses shall survive the termination of this Letter of Intent.

This agreement shall be governed by the laws of the State of Texas, without regard to its choice of law provisions.

Basic is prepared to negotiate terms of formal agreements relating to the acquisition of potential candidates by Basic as promptly as practicable and would be pleased to meet with Brown's representatives at any time to discuss any aspect of this proposal.

AGREEMENT TO ACQUIRE CYBER CITIES TECHNOLOGIES, INC.
(this needs to be drawn)

Newco, a corporation formed under the terms of a Letter of Understanding executed concurrently by Basic Technologies, Inc., and the Brown group, is the owner of 100% of the shares of CYBER CITIES TECHNOLOGIES, INC.

Through its authorized officers, the corporation hereby agrees to sell 100% of the shares of CYBER CITIES TECHNOLOGIES, INC. to Basic Technologies, Inc., for and in consideration of Ten Dollars & OGVC.

Other normal and ordinary terms to be filled in by Brown legal.

Signatures